Exhibit 99.1

July 23, 2025

Board of Directors

DNOW Inc.

7402 North Eldridge Parkway

Houston, Texas 77041

Re:	Initially Filed Registration Statement on Form S-4 of DNOW Inc., filed July 23, 2025 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated June 26, 2025 (“Opinion Letter”), with respect to the fairness from a financial point of view to DNOW Inc. (the “Company”) of the exchange ratio of 0.9489 shares of common stock, par value $0.01 per share, of the Company to be issued in exchange for each outstanding share of common stock, par value $0.01 per share (the “MRC Common Stock”), of MRC Global Inc. (“MRC Global”) (other than shares of MRC Common Stock held by the Company, MRC Global or any of their respective subsidiaries) pursuant to the Agreement and Plan of Merger, dated as of June 26, 2025, by and among the Company, Buck Merger Sub, Inc., a wholly owned subsidiary of the Company, Stag Merger Sub, LLC, a wholly owned subsidiary of the Company, and MRC Global.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of DNOW’s Financial Advisor”, “The Mergers—Background of the Mergers”, “The Mergers—Recommendation of the DNOW Board and Reasons for the Mergers”, “The Mergers—Certain Unaudited Prospective Financial and Operating Information” and “The Mergers—Opinion of DNOW’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)